Exhibit 99.1

GAIAM Extends Expiration Date of Its Issuer Tender Offer to July 1, 2016

BOULDER, CO, June 17, 2016 — GAIAM, Inc. (NASDAQ: GAIA), a lifestyle company, has extended its offer to purchase its securities to 5:00 p.m. Eastern Time on Friday, July 1, 2016.

GAIAM previously announced its offer to purchase up to an aggregate of 12.0 million shares of its issued and outstanding class A common stock at a price of $7.75 per share in cash, or vested and exercisable options to purchase shares of its class A common stock for $7.75 per option, less any applicable option exercise price, in cash.

The offer is made upon the terms and subject to the conditions set forth in the offer to purchase, dated May 20, 2016, and in the related letter of transmittal and election to tender options, filed with the Securities and Exchange Commission on May 20, 2016, and which, as amended or supplemented from time to time, together constitute the offer. Other than the expiration date, the terms of the offer have not changed.

The tender offer was extended to coincide with the anticipated consummation of the company’s previously announced sale of its branded consumer products business to Sequential Brands Group, Inc. and its operating partner Fit For Life LLC.

As of June 16, 2016 148,297 shares and 319,374 options have been tendered in connection with the offer to Purchase.

Holders will also be able to withdraw any shares or options tendered in the offer at any time prior to the expiration date by following the procedure outlined in section 4 of the offer to purchase.

Neither GAIAM nor its board of directors makes any recommendation as to whether any holder of shares or options should participate in the tender offer.

Holders of shares and options can access the offer to purchase and related documents free of charge over the internet on the SEC’s website at www.sec.gov or GAIAM’s website at www.GAIAM.com. Holders can also ask questions of and obtain copies of the offer to purchase and related documents from Georgeson, which is acting as the information agent for the offer, by telephone at (866) 278-8941 (toll-free) or by email at GAIAM@georgeson.com.

About GAIAM

GAIAM, Inc. (NASDAQ: GAIA) is a lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 19,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam is dedicated to making yoga, fitness and wellness accessible to all. For more information about Gaiam, visit www.GAIAM.com or call 1.800.869.3603.

About Gaia

Gaia (formerly GAIAM TV) is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through almost any device connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Exhibit 99.1

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, GAIAM’s ability to successfully close the sale of its branded consumer product business, the level of participation in GAIAM’s issuer tender offer, the results from operations of GAIAM’s other businesses, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas	Cody Slach
Chief Financial Officer	Liolios Investor Relations
(303) 222-3782	(949) 574-3860
Steve.Thomas@gaiam.com	GAIA@liolios.com

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